Exhibit 99.1

          NEOMAGIC(R) CORPORATION REPORTS Q1 FISCAL YEAR 2007 RESULTS

     SANTA CLARA, Calif., June 8 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), today reported its first quarter fiscal year 2007 financial results. Total revenue for the first quarter of fiscal 2007, ended April 30, 2006, was $86 thousand, compared to total revenue of $104 thousand for the fourth quarter of fiscal 2006. Our total revenue for the first quarter of fiscal 2006 was $299 thousand. The decline in revenue from the first quarter of fiscal 2006 to the first quarter of fiscal 2007 was primarily the result of a reduction in sales of our MiMagic 3, MiMagic 5 and companion chip products. Net loss for the first quarter of fiscal 2007 was $5.0 million, or a loss of $0.53 per share, compared to net loss of $4.0 million, or a loss of $0.48 per share, in the fourth quarter of fiscal 2006.

     "Since our last quarterly call we have received an initial order for our MiMagic 6+. In addition, our traction with customers indicates that we are well positioned to address our chosen markets. I am very excited about the progress that we are making with sales prospects and the number of new programs that are underway," said Douglas Young, president and chief executive officer of NeoMagic.

     Conference Call Highlights

     Topics to be covered on NeoMagic's quarterly conference call include the following:

     -- NeoMagic continues to be in discussions with multiple companies with respect to the possible licensing of NeoMagic's embedded DRAM patents.
     --  Development of the new NeoMobileTV product has been completed.
     -- The MiMagic 6+ based digital mobile TV solution that was announced in February 2006 in a joint press release between NeoMagic, TTP and the BT Movio subsidiary of British Telecom, has attracted the interest of several OEMs and ODMs.
     -- NeoMagic announces a design win for a BT Movio product that is expected to be released in 2007 to serve both the Chinese and European mobile TV markets. NeoMagic is engaged with several other ODMs and OEMs to develop phones for the BT Movio opportunity.
     -- A customer in Asia plans to go into production with a MiMagic 3-based product later this year.
     -- NeoMagic is actively engaged with Neonode to bring its next generation mobile phone to market.
     -- Last quarter, management discussed a Japanese OEM customer that had finished a MiMagic 6+ mobile digital TV phone and had completed successful field-testing. Based upon the feedback management has received from this customer, it is not clear whether this phone will go into production. However, discussions with the customer are continuing.
     -- NeoMagic announces that it has a new design win for an ISDB-T smartphone for the Japanese market.
     -- The Japanese mobile phone carrier, mentioned last quarter in connection with a platform design win, is working on the next level product plan. NeoMagic is currently in discussions with this carrier about which segment or segments of the market will best be served by the MiMagic 6+ platform.
     -- Outside of the mobile phone market, the MiMagic 6+ has been selected for a wireless camera module developed by a major Korean OEM.

     Dial-in Information

     NeoMagic will hold its first quarter fiscal 2007 conference call to discuss the information contained in this press release today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing 866-244-4637 in the U.S. and 703-639-1179 internationally. There is no passcode for the live call. A replay of the call will be available for seven days beginning on June 8th at 9 p.m. Eastern Time (6 p.m. Pacific Time). The replay number is 888-266-2081 in the U.S. and 703-925-2533 internationally. The passcode for the replay is 898444.

     The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents
(www.streetevents.com).

     About NeoMagic

     NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the company may be found on the World Wide Web at www.neomagic.com.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, availability of new products, revenue opportunities and the Company's ongoing patent licensing efforts. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company's products, customers' plans to develop smart phones and feature phones, the acceptance of advanced multimedia services such as H.264 television on mobile phones, and the Company's ability to execute product and technology development plans on schedule. There is no certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or customers may fail to achieve their expected sales objectives due to competitive or other reasons. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay material fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

     NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

                              NEOMAGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                             Three Months Ended
                                   ---------------------------------------
                                    April 30,    January 31,    April 30,
                                      2006          2006          2005
                                   -----------   -----------   -----------
Product revenue                    $        86   $       104   $       299
Licensing revenue                            0             0             0
Total revenue                               86           104           299

Cost of product revenue                     86           101           332
Cost of licensing revenue                    0             0             0
Total cost of revenue                       86           101           332
Gross margin (loss)                          0             3           (33)

Operating expenses:

Research and development                 3,284         3,193         3,083
Sales, general and
 administrative                          1,940         2,049         1,790
Gain on sale of patents                      0             0        (3,481)

Total operating expenses                 5,224         5,242         1,392

Loss from operations                    (5,224)       (5,239)       (1,425)

Interest income and other                  270           238           117
Interest expense                           (37)       (1,893)         (288)

Loss before income taxes                (4,991)       (6,894)       (1,596)

Income tax provision (benefit)              16        (2,919)           49

Net loss                           $    (5,007)  $    (3,975)  $    (1,645)

Basic net loss per share           $     (0.53)  $     (0.48)  $     (0.25)

Diluted loss per share             $     (0.53)  $     (0.48)  $     (0.25)
Weighted average common shares
 outstanding for basic                   9,521         8,217         6,647
Weighted average common shares
 outstanding for diluted                 9,521         8,217         6,647

                              NEOMAGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)

                                         April 30,    January 31,
                                           2006          2006
                                        -----------   -----------
                                        (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents               $    21,235   $    26,695
Short-term investments                          513             0
Accounts receivable, net                          7             9
Inventory                                       152           171
Other current assets                          1,039           800
Total current assets                         22,946        27,675

Property, plant and equipment, net            1,994         2,368
Other assets                                    414           451

Total assets                            $    25,354   $    30,494

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                        $     1,184   $     1,735
Compensation and related benefits             1,260         1,024
Income taxes payable                          1,065         1,059
Other accruals                                  228           264
Current portion of capital lease
 obligations                                  1,637         1,525
Total current liabilities                     5,374         5,607

Capital lease obligations                       407           624
Other long-term liabilities                     145           149

Registration obligation                         606           606

Stockholders' equity:
Common stock                                     36            36
Additional paid-in-capital                  109,485       109,696
Deferred compensation                             0          (531)
Accumulated other comprehensive loss             (1)           (2)
Accumulated deficit                         (90,698)      (85,691)
Total stockholders' equity                   18,822        23,508

Total liabilities and stockholders'
 equity                                 $    25,354   $    30,494

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO)

SOURCE  NeoMagic Corporation
    -0-                             06/08/2006
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879; or investors, Erica Mannion of Sapphire Investor Relations, LLC, +1-212-766-1800, for NeoMagic Corporation/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com/
    (NMGC)